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                            TAX ALLOCATION AGREEMENT

         THIS TAX ALLOCATION AGREEMENT, made and entered into as of the _____ day of ____________________, 1996, by and between Lawrence Industries, Inc., a Delaware corporation ("Parent"), and Dailey Petroleum Services Corp., a Delaware corporation ("Dailey").

                             W I T N E S S E T H :

         WHEREAS, Parent is the common parent of an affiliated group of corporations (hereinafter referred to as the "Parent Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the members of the Parent Group have heretofore joined in filing consolidated Federal income tax returns;

         WHEREAS, Dailey (including its predecessors) and its subsidiaries have been members of the Parent Group;

         WHEREAS, Dailey, on or about _______________, 1996, will sell to the public newly-issued common stock of Dailey representing more than 20% of the value of all of the outstanding stock of Dailey, and after the Sale (as hereinafter defined), Dailey and its subsidiaries will no longer be members of the Parent Group for Federal income tax purposes; and

         WHEREAS, the parties desire to provide for the equitable sharing of the tax liabilities and benefits accrued prior to the Sale between Parent and its subsidiaries and Dailey and its subsidiaries.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below:

                 "Closing Date" shall mean the date on which the Sale is consummated.
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                 "Code" shall mean the Internal Revenue Code of 1986, as
         amended, or corresponding provisions of any subsequent federal Tax laws.

                 "Dailey Group" shall mean (i) Dailey, its successors and predecessors (including, without limitation, Dailey Petroleum Services Corp.), and (ii) all of Dailey's subsidiary corporations. Unless otherwise specified, whenever items of income, gain, loss, deduction, credit, or other tax attributes of Dailey are referred to in this Agreement, the reference shall be to the collective amounts of such items for the Dailey Group.

                 "Final Determination" shall mean (a) (i) a decision of the United States Tax Court, which has become final and non-appealable, or
         (ii) a judgment, decree or other order by another court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (b) a final and binding settlement or compromise with an administrative agency with appropriate jurisdiction, including, but not limited to, a closing agreement under Section 7121 of the Code;
         (c) any disallowance of a claim for refund or credit in respect to an overpayment of Tax, but only at such time as the period for timely filing of suit with respect to such disallowance has expired; or (d) any other final disposition, including a final disposition by reason of the expiration of all applicable statutes of limitations.

                 "Sale" shall mean the sale of newly issued common stock of Dailey to the public.

                 "Tax Returns" shall mean all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes, and the term "Tax Return" means any one of the foregoing Tax Returns.





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                 "Taxes" shall mean all federal, state, local, foreign and
         other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto and any interest in respect of such penalties, additions to tax, fines or additional amounts, and the term "Tax" means any one of the foregoing Taxes.

         2. Preparation of Tax Returns. Parent shall prepare and timely file the consolidated Federal income Tax Returns for all taxable periods during which the members of the Dailey Group were direct or indirect subsidiaries of Parent, including the taxable period in which the Sale occurs, and Parent shall be responsible for the payment of any Federal income Taxes and shall be entitled to receive and retain any refund of Federal income Taxes with respect to taxable periods covered by such Tax Returns. Parent shall prepare and timely file all other Tax Returns which include members of the Parent Group and the Dailey Group and that are required to be filed for periods beginning on or before the Closing Date. Daily shall prepare and timely file all Tax Returns which include members of the Dailey Group but do not include any member of the Parent Group (other than members of the Dailey Group) that are required to be filed for periods beginning on or before the Closing Date. Dailey will provide Parent on or before _______________, 199__, with all tax information in a form





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historically prepared by Dailey reflecting the income, gains, losses, deductions and credits of each of the members of the Dailey Group on a separate company basis for the taxable year or portion thereof of the Dailey Group ending on the date of the Sale and shall also provide such other information as may reasonably be requested by Parent for the preparation of the Tax Returns which Parent is required to file.

         3. Time of Payments. The amounts, if any, that Dailey shall be obligated to pay Parent pursuant to Paragraph 4, with respect to taxable periods years of the Parent Group ending before the date of this Agreement, shall be paid on or before _______________, 1996. These initial amounts shall be based on the Tax Returns as filed including any amendments to such Tax Returns. Any amounts that Dailey shall be obligated to pay Parent pursuant to Paragraph 4 with respect to taxable periods of the Parent Group ending after the date of this Agreement shall be paid at least 5 days before filing of the applicable Tax Return for such year. In the event of an adjustment to the amount of Taxes for any taxable period as determined under Paragraph 11, Parent shall be obligated to pay or entitled to receive from Dailey such payment within 30 days after payment to or receipt of a refund from the appropriate taxing authority. In the event of an adjustment under Paragraph 11 resulting in no additional payment to or receipt of a refund from the appropriate taxing authority, settlement between Dailey and Parent shall be paid within 30 days after filing of the amended return or Final Determination of the adjustment.

         4. Tax Payment. For each taxable period of the Parent Group in which members of the Dailey Group are included in Tax Returns filed by Parent, Dailey shall pay to Parent all Taxes related to members of the Dailey Group. With respect to Federal income Taxes, Dailey shall be obligated to pay Parent an amount equal to





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(i) the product of (a) the net taxable income of the Dailey Group included in the consolidated Federal income Tax Return of the Parent Group for such year, multiplied by (b) the highest marginal statutory Federal corporate income Tax rate applicable for such year, reduced by (ii) the net Federal income Tax credits of the Dailey Group; provided, however, that no payment shall be required pursuant to this Paragraph 4 to the extent such payments have previously been made by the Dailey Group, or members thereof, to members of the Parent Group other than those members included in the Dailey Group. For purposes of this Agreement the net taxable income of the Dailey Group shall be computed on a separate company basis as though Dailey (or its predecessors) was the common parent of its own affiliated group of corporations and shall include any income recognized by the Parent Group which is a dividend, deemed dividend or subpart F income under the Code of a member of the Dailey Group. For purposes of these computations, the allocation of Tax attributes to the Parent Group and absorption thereof by the Dailey Group for each taxable year shall be determined in accordance with the Treasury Regulations under Section 1502 of the Code, applied in a manner consistent with practices and methods followed in reporting the Federal income Tax liability of the Parent Group for such years. In any instance where a Tax attribute must be characterized, the characterization prescribed by the aforementioned regulations will control. With respect to any other Tax Return filed by Parent which includes members of the Dailey Group, other than the Parent Group's consolidated Federal income Tax Return, the amount of Taxes payable to Parent by Dailey shall be determined on a basis comparable to that used for Federal income Tax purposes.





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         5.      Tax Benefits.  Parent shall not be obligated to make any
payment to Dailey for any Tax benefit of the Dailey Group utilized by any member of the Parent Group.

         6. Allocation of Tax Benefits. Parent and Dailey agree that items of loss, deduction, credit or other Tax benefits will be apportioned to and carried over by the Dailey Group or members thereof for use in Tax periods after the Sale under the Treasury Regulations governing Federal consolidated income Tax Returns and Parent agrees to cooperate with Dailey in determining the amount of such items of loss, deduction, credit or other Tax benefits to be apportioned to and carried over by the Dailey Group after the Sale.

         7. Tax Audits. In the event of an audit by the Internal Revenue Service ("Service") or other taxing authority of a Tax Return filed by Parent which includes members of the Dailey Group, Parent shall give Dailey timely and reasonable notice of the audit proceedings and Dailey will provide all necessary information and other assistance reasonably requested by Parent with respect to issues concerning the activities of the Dailey Group. All communications with the Service or other taxing authority and its employees concerning the audit will be made by Parent unless otherwise agreed between Parent and Dailey.

         8. Tax Contests. Parent shall give prompt notice to Dailey of any adjustment or adjustments to the amount of Taxes owed proposed by the Service or other taxing authority relating to the Dailey Group. After consulting with Dailey, Parent shall determine in its sole discretion the nature of all action to be taken to contest such proposed adjustment, including whether any such action initially shall be contested by way of judicial or administrative proceedings, or both, whether any such proposed





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adjustment shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and if Parent shall undertake to contest such proposed adjustment, the court or other judicial body before which such action will be commenced. Parent shall have full control over any contest or administrative proceeding referred to in this Paragraph 8, but Dailey, at its expense and subject to approval of Parent, may participate in (but not control) any proceedings contesting any proposed adjustment relating to the activities of the Dailey Group.

         9. Settlement of Tax Contests. Parent shall give prompt notice to Dailey of any proposal made to it to settle or compromise issues relating to the Tax liabilities of the Parent Group with respect to any Tax Return which includes members of the Dailey Group. In the event that such settlement or compromise would affect the Tax payments of Dailey, Parent will not accept or offer any settlement or compromise of such issues without the consent of Dailey, which consent shall not be unreasonably withheld or delayed.

         10. Dailey Election to Contest. Should Parent decline or cease to contest any proposed adjustment by the Service or other taxing authority for any taxable year covered by this Agreement which relates to the Dailey Group, Parent shall so notify Dailey. Dailey may, at its expense and only with Parent's prior consent (which consent shall not be unreasonably withheld), contest such proposed adjustments; but in no event shall Dailey be permitted to accept or offer any settlement or compromise that would require the settlement or compromise of issues relating to the Tax liabilities of members of the Parent Group other than those members thereof included in the Dailey Group.

         11. Adjustment to Taxes. With respect to any taxable period of the Parent Group in which any member of the Dailey Group was included in a Tax Return filed





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by Parent, if the filing of an amended income tax return, a Final Determination of any adjustment made by the Service or other taxing authority, or the receipt of a refund of Taxes by Parent occurs with respect to such year and such event:

                 (a) would cause a difference in the amount of payment from Dailey to Parent required for such year as previously calculated pursuant to Paragraph 4 or this Paragraph 11, Parent shall give Dailey prompt notice of such difference. In the event the Taxes allocable to the Dailey Group for such year are reduced and Parent receives a Tax refund, Parent shall pay to Dailey the amount of such reduction to the extent it does not exceed the amount of such Tax refund. In the event that the Taxes allocable to the Dailey Group are increased, Dailey shall pay to Parent the amount of such increase. The amount of such payment shall include interest at the applicable interest rate charged or paid by the Service or other taxing authority on Tax deficiencies or refunds, as the case may be, or

                 (b) would not cause a difference in the amount of payment from Dailey to Parent required for such year as previously calculated pursuant to Paragraph 4 or this Paragraph 11 but, as a result of the application of Treas. Reg. Section 1.1502-6 (or any comparable state or local tax law), Dailey would be severally liable for Taxes of a member of Parent's affiliated group, other than Taxes attributable to members of the Dailey Group ("Parent Taxes"), Parent shall give Dailey prompt notice of such difference. In the event that Dailey or a member of the Dailey Group makes a payment to satisfy any amount of such Parent Taxes, Parent shall indemnify Dailey for the full amount of such payment. The indemnity shall include any interest or penalties paid by Dailey or a member of the Dailey Group with respect to Parent Taxes.





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         12.     Tax Penalties.  In the event a tax penalty is imposed by any taxing authority with respect to any Tax deficiency for any Tax Return of the Parent Group which includes members of the Dailey Group, Dailey shall reimburse Parent for that portion of such penalty which is attributable to the underpayment of Tax with respect to the activities of the Dailey Group.

         13. State, Local and Foreign Tax Returns. To the extent one or more members of the Dailey Group has filed, or is required to file, consolidated, combined or unitary Tax Returns with one or more members of the Parent Group with respect to any taxes other than Federal income taxes (including, without limitation, foreign, state and local Taxes) and such Tax Returns are not otherwise covered in this Agreement, the provisions of this Agreement relating to Federal income Tax matters shall apply in a comparable manner to such other Taxes.

         If a consolidated, combined or unitary Tax Return is not filed with respect to any other Taxes imposed on a member of the Dailey Group, such member shall be responsible for the filing of such Tax Returns and the reporting and payment of any and all Taxes with respect to such Tax Returns.

         14. No Carrybacks. Dailey agrees that neither it nor any of its subsidiary corporations will carry back to any taxable year of the Parent Group any loss, deduction, credit or other tax attribute incurred in any taxable period beginning on or after the date of the Sale and that it (and they) will make all necessary elections under applicable law to avoid such a carryback. Notwithstanding the preceding sentence, if such a carryback is required by applicable law and there is no permitted election out of such carryback, the carryback of such an item shall not be deemed to violate this





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Paragraph 14, but Parent shall be entitled to retain any refund of Taxes arising as a result of such carryback.

         15. Earnings and Profits. The parties agree to share all information necessary to properly compute and allocate the earnings and profits of the Dailey Group in accordance with the Code and Treasury Regulations for taxable periods prior to the Sale. After the Sale, Parent and Dailey agree to provide each other's independent auditor with all information necessary to verify amounts payable or receivable by Dailey and Parent under this Agreement. Dailey agrees to make available to Parent, upon request, all federal, foreign, state and local tax returns, work papers and other documents pertaining to the activities of Dailey and the members of the Dailey Group prior to the Sale.

         16. Expenses. Each party will bear its own expenses in complying with this Agreement, including but not limited to the cost of employee and contract work hours.

         17. Binding. The rights and obligations of the parties under this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

         18. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and from this date supersedes any prior understanding or agreement between the parties or their predecessors with respect to the subject matter thereof.

         19. Choice of Law. The construction, interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of Texas.

         20. Right of Offset. In the event that Dailey is obligated to pay Parent an amount for Taxes under this Agreement, Dailey, in its sole discretion, shall be entitled





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to offset the amount of any such Tax payment due pursuant to this Agreement against any amounts owed to Dailey by Parent.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                        LAWRENCE INDUSTRIES, INC.



                                        By:
                                           -----------------------------------


                                        DAILEY PETROLEUM SERVICES CORP.


                                        By:
                                           -----------------------------------




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